Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Rocket Pharmaceuticals, Inc. (formerly Inotek Pharmaceuticals Corporation) on Form S-3 (No. 333-210586) and Forms S-8 (Nos. 333-204501, 333-212308 and 333-216892) of our report dated March 7, 2018, on our audits of the financial statements of Rocket Pharmaceutical, Ltd. as of December 31, 2017 and 2016 and for each of the years then ended which report is included in this Form 8-K to be filed on or about March 7, 2018.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

New York, New York

March 7, 2018